EXHIBIT 11

                                IMATION CORP.
          COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                     (In millions, except per share amounts)
                                   (Unaudited)

                                           Three months ended           Nine months ended
                                              September 30                 September 30
                                          ---------------------       ---------------------
                                            1996          1995          1996         1995
                                          -------       -------       -------       -------
PRIMARY:
Net income (loss)                         $  11.8       $  (1.8)      $ (19.9)      $   2.5
                                          =======       =======       =======       =======

Shares (1):
  Weighted average number of shares
   outstanding during the period           41.930        41.992        41.926        41.995
  Weighted average number of shares
    held by the ESOP not committed
    to be released                         (1.189)         --          (0.396)         --
  Shares issuable in connection with
   stock options less shares assumed
   purchasable from proceeds                0.104          --            --            --
                                          -------       -------       -------       -------
Total Shares                               40.845        41.992        41.530        41.995
                                          =======       =======       =======       =======

Earnings (Loss) per Common and
  Common Equivalent Share                 $   .29       $  (.04)      $  (.48)      $   .06
                                          =======       =======       =======       =======


FULLY DILUTED:
Net income (loss)                         $  11.8       $  (1.8)      $ (19.9)      $   2.5
                                          =======       =======       =======       =======

Shares (1):
  Weighted average number of shares
   outstanding during the period           41.930        41.992        41.926        41.995
  Weighted average number of shares
    held by the ESOP not committed
    to be released                         (1.189)         --          (0.396)         --
  Shares issuable in connection with
   stock options less shares assumed
   purchasable from proceeds                0.137          --            --            --
                                          -------       -------       -------       -------
Total Shares                               40.878        41.992        41.530        41.995
                                          =======       =======       =======       =======

Earnings (Loss) per Common and
  Common Equivalent Share                 $   .29       $  (.04)      $  (.48)      $   .06
                                          =======       =======       =======       =======



(1) The number of shares outstanding used in the computation of earnings per share prior to July 1, 1996 was one-tenth of the average 3M shares outstanding. For both primary and fully diluted earnings, assumed conversion of options was not made in those periods with a loss as the conversion would be anti-dilutive.